Exhibit (d)(24)

Schedule A

Funds and Portfolios Covered by Sub-Research Agreement

between

Fidelity International Investment Advisors (U.K.) Limited

and

Fidelity International Investment Advisors

dated as of September 16, 2004

Name of Fund	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios LLC	Tactical Income Central Investment Portfolio	Fixed-Income	09/16/04

Agreed and Accepted as of September 16, 2004
Fidelity International Investment Advisors (U.K.) Limited	Fidelity International Investment Advisors
By: /s/Richard Wane	By: /s/Frank Mutch
Name: Richard Wane	Name: Frank Mutch
Title: Director	Title: Director